Exhibit No. 99.1

            WORKSTREAM SIGNS DEFINITIVE AGREEMENT TO ACQUIRE BRAVANTA

    WORKSTREAM STRENGTHENS TOTAL WORKFORCE SUITE OF COMPENSATION SOLUTIONS BY
             BUYING LEADER IN ENTERPRISE INCENTIVES AND RECOGNITION

OTTAWA, ON AND SOUTH SAN FRANCISCO, CA - (JUNE 30, 2004) - Workstream Inc.(TM) (NASDAQ: WSTM), a provider of hosted Enterprise Workforce Management solutions, today announced it has agreed to acquire privately held Bravanta, Inc., a provider of Enterprise Incentive and Recognition (EIR) programs for Global 2000 companies. The acquisition will immediately strengthen Workstream's customer base, expand its Workstream Total Workforce product suite around compensation and rewards, broaden its domain expertise and increase its recurring revenue.

Bravanta provides end-to-end hosted solutions for identifying, rewarding and tracking goals and behaviors that help to achieve desired operational results. The company delivers several incentive and recognition reward programs via BravantaEdge(TM) an enterprise class solution to optimize incentive programs by aligning teams with corporate objectives. Bravanta's programs enable organizations to increase employee productivity by aligning individual performance with rewards and incentives.

By combining Bravanta's incentive and recognition offerings with Kadiri's compensation management products, Workstream now offers a comprehensive suite of compensation solutions ideally suited for Global 2000 organizations.

"This acquisition continues to reinforce our growing leadership in the compensation and rewards segment of the overall Human Capital Management market," said Michael Mullarkey, Chairman and CEO of Workstream. "Our vision is to be the leading provider of human resource application services that allow organizations to more effectively manage and create high performing workforces, today's announcement is just another step in that direction."

Bravanta's customers include companies such as Liberty Mutual, British Airways, Gateway, MasterCard, and Chevron. With this acquisition Bravanta customers will also benefit from the broader services offered by Workstream, including recruiting, performance management and compensation solutions.

In addition, Bravanta customers subscribing to hosted corporate Enterprise Incentive and Recognition programs will benefit from Workstream's R&D Center in Ottawa, which provides access to more than 50 engineers and a state-of-the-art data center and rapid application deployment with minimal IT investment. These subscription services create a strong recurring revenue stream for the Company.

King Lee, CEO of Bravanta said, "Bravanta has built a strong brand around delivering quality incentive and recognition programs for some of the most well known companies in the world. By joining forces with Workstream, our customers now have access to a wide variety of complimentary HCM service offerings."

EXPECTED BENEFITS OF THE ACQUISITION INCLUDE:

o A broad suite of Enterprise Workforce Management application service, which delivers "software as a service", providing additional recurring revenue sources;

o     A combined customer base of more than 300 Global 2000 customers;

o Blending of the XYLO and Bravanta offerings into a single set of employee rewards programs;

o Stronger capability to deliver hosted solutions resulting from adding Bravanta's experience in providing hosted Enterprise Incentive and Recognition software solutions; and

o A combined sales force of more than 25 sales professionals located across North America.

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ABOUT WORKSTREAM
Workstream Inc. (NASDAQ: WSTM) is a provider of hosted Human Resource (HR) enterprise software and professional services to the Fortune 2000. Workstream's products streamline the attraction, recruitment and retention of employees for corporations. Workstream has been named to the Deloitte & Touche Fast 50 list of the fastest growing software companies for 2003. Through its 12 offices and 200 dedicated human resource professionals across North America, Workstream services customers such as Eli Lilly, Nordstrom, Nike, Home Depot, Samsung, KPMG and Sony Music. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

ABOUT BRAVANTA
Bravanta is the industry leader in enterprise incentive and recognition (EIR) programs. Through its SalesEdge and PerformanceEdge programs, Bravanta enables Fortune 2000 companies to gain a strategic competitive edge by identifying, driving, rewarding and tracking the goals and behaviors that get the right results. Bravanta programs -- combining unparalleled award selection and enterprise technology with best-practices program design and communication -- deliver an end-to-end ASP solution that offers ease of administration, across-the-board coordination and visibility, and maximum return on investment. Founded in 1999, Bravanta is EIR provider of choice for leading companies, including Gateway, Liberty Mutual, Levi Strauss & Co., British Airways, and L'Oreal. Bravanta is based in South San Francisco. For more information, please visit www.bravanta.com or call 1-888-560-1999.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

FOR MORE INFORMATION:

INVESTOR RELATIONS CONTACT:
Tammie Brown
Workstream Inc.
Tel: 877-327-8483 ext.263
tammie.brown@workstreaminc.com